Exhibit 10.22

TRANSPORTATION DRY LEASE AGREEMENT

     This TRANSPORTATION DRY LEASE AGREEMENT (the “Agreement”) is made and entered into effective as of this 1st day of June 2004, by and between Global Aviation Delaware LLC, a Delaware limited liability company (“Owner”), and MediCor Ltd., a Delaware corporation (“Operator”).

     In consideration of the mutual promises, agreements, covenants, warranties, representations and provisions contained herein, the parties agree as follows:

     1. Transportation Equipment. Subject to the terms and conditions contained herein, during the Term (as defined hereafter) Owner hereby agrees to lease to Operator Owner’s transportation equipment in connection with Operator’s business travel. Owner’s transportation equipment is hereby identified as a Bombardier Challenger Model CL-604 aircraft, serial number 5304, engine serial numbers GE-E 872011 and GE-E 872012, Federal Aviation Administration (“FAA”) registration number N604VM (the “Aircraft”).

     2. Term. The term of this Agreement (the “Term”) shall commence on June 1, 2004 (the “Commencement Date”) and end on June 30, 2005 (the “Initial Term Expiration Date”). Notwithstanding the foregoing, and unless this Agreement has earlier been terminated in accordance with its terms, the Term shall continue after the Initial Term Expiration Date on an annual basis. Either party may terminate this Agreement at any time during the Term upon not less than ninety (90) days written notice to the other. This Agreement supersedes all other agreements between Owner and Operator in regards to the Aircraft and is applicable only to the hours that the Aircraft is under the Operator’s control for the Operator’s use.

     3. Base of the Aircraft. Operator acknowledges that Owner currently bases the Aircraft at Las Vegas McCarran Airport, Clark County, Nevada (the “Base”), and that Operator’s use of the Aircraft for Operator’s business travel shall include ferry flights to and from the Base at the beginning and end of such business travel.

     4. Consideration.

            (a) Operator shall pay Owner in connection with use of the Aircraft during the Term for Operator’s business travel an amount equal to Three Thousand One Hundred Dollars ($3,100.00) per flight hour, as billed by Owner to Operator and paid by Operator within 30 days of receipt of an invoice from Owner.

            (b) Operator agrees to pay directly all operating expenses for the Aircraft for the hours used by the Operator, including but not limited to crew charges and expenses, fuel, power by the hour charges, per hour engine maintenance charges, per day maintenance charges, hangar charges other than the Base, landing fees, per hour avionics maintenance charges, parking fees, tie-down, handling, customs, use of airways, permission for overflight, flight planning services, all communications charges, including in-flight telephone as billed to Operator.

            (c) Operator agrees to pay directly all fees and charges, including gasoline sales taxes or any other taxes or fees assessed or charged by any airport or other entity for the operation of the aircraft, including any federal excise taxes.

            (d) Owner’s invoices shall include the date, departure point, arrival point, and number of flight hours for each flight by Operator.

            (e) In no event shall the amount paid to Owner under this Agreement on an annual basis exceed $1 million without the further written consent of Operator’s Board of Directors.

     5. Delivery of Aircraft. Owner shall deliver the Aircraft and all applicable airframe and engine logs and any other records or documents in the Owner’s possession to Operator at the Base upon twenty four (24) hour written notice by Operator.

     6. Acceptance and Warranty. Owner represents to Operator that the Aircraft is in good operating and mechanical condition and that Owner is unaware of any facts or information which would prohibit or restrict the Operator’s use of the Aircraft. Owner shall notify Operator of any and all airworthiness directives and compliance with service bulletins, service instructions and any other maintenance or operational publications of the manufacturer of the Aircraft, engines or accessories.

     7. Title and Insurance. Title and ownership of the Aircraft shall remain with the Owner throughout the Term and the Operator shall do nothing which shall encumber, interfere with or otherwise dilute the Owner’s unrestricted title to and ownership of the Aircraft.

     8. Return of Aircraft. Operator agrees to return the Aircraft to the Owner at the Base in as good a condition as when it was delivered to Operator by Owner, normal wear and tear excepted and in an undamaged and airworthy condition, with all systems functioning properly and all applicable maintenance complied with. Any exceptions or deviations shall be noted and listed separately in a document forwarded by the Operator to the Owner upon return of the Aircraft to the Owner.

     9. Owner’s Right to Inspect. The Owner or its designee shall have the right to inspect the Aircraft at any reasonable time upon reasonable advance notice. At the time of the inspection, provision should be made for the Operator to make available to the Owner or its designee all of the Aircraft and engine logbooks and other appropriate maintenance records.

     10. Lawful Use. Operator hereby warrants that the Aircraft will not be maintained, used, operated or stored in violation of any law, rule or regulation of any state or governmental authority or in violation of its airworthiness certificate promulgated by the Federal Aviation Administration (“FAA”). Any unlawful use of the Aircraft by the Operator or any operation of the Aircraft in violation of any regulation will render this Agreement null and void and entitle the Owner to immediately retake possession of the Aircraft.

     11. Transportation Location. The Aircraft is not to be operated in any location that may be excluded from the terms of any applicable insurance policy nor in any territories where it is threatened by risk of hostilities or by seizure.

     12. Additional Equipment and Modification. Operator agrees not to remove, substitute or replace any instrument or component of the Aircraft or its avionics without Owner’s prior written consent. Any substitutions or removals shall be of like value with the items that are substituted or removed and there shall be no diminution in value of the aircraft by reason of any swapped or replaced item.

     13. Pilot Qualifications. At any time that the Operator is operating the Aircraft, Operator agrees to cause the Aircraft to be operated by pilots who are duly qualified under the Federal Aviation Regulations, including, without limitation, with respect to currency and type-rating, whose licenses and certificates are in good standing, and who meet all other requirements established and specified by the FAA and the insurance policies required hereunder.

     14. Maintenance and Repair. Operator warrants that it will keep and maintain the Aircraft in a good and airworthy condition in compliance with all applicable FAA regulations and all service letters, bulletins and instructions issued by the manufacturer of the airframe or engines. Replacement, overhaul or repair of any life-limited component or part of the Aircraft shall be paid by the Operator at an hourly rate based upon Operator’s number of flight hours. If a manufacturer of a component or part provides for a new kit, modification or otherwise updated item, the cost shall be prorated between Operator and Owner based on the Operator’s number of flight hours. Scheduled or unscheduled overhaul, repair or maintenance of the engineers on the Aircraft shall be the responsibility of the Owner except as otherwise provided herein.

     15. Hold Harmless; Indemnity; Loss or Damage Operator shall indemnify, defend and hold harmless Owner and its officers, directors, agents and employees from and against any and all liabilities, claims (including, without limitation, claims involving or alleging Operator’s negligence and claims involving strict or absolute liability in tort), demands, suits, causes of action, losses, penalties, fines, expenses (including, without limitation, attorneys’ fees) or damages (collectively, “Claims”), to the extent relating to or arising out of Operator’s breach of this Agreement if and to the extent that Owner would have had the benefit of insurance coverage for such Claims but for Operator’s breach but not including circumstances in which a Claim is solely attributable to the gross negligence or willful misconduct of Owner during the operation, possession and control of the Aircraft by the Operator. Owner agrees to seek recovery for any Claims from all available insurance before seeking indemnification from Operator hereunder.

     16. Insurance. Owner shall maintain in effect at its own expense throughout the Term, insurance policies containing such provisions and providing such coverage as Owner deems appropriate. Notwithstanding the foregoing, Owner shall maintain property damage and personal injury aviation liability insurance with coverage in the amount of no less than $300,000,000 combined single limit per occurrence (the “Required Insurance”). Owner shall cause the policies providing the Required Insurance to (a) name Operator as an additional insured, (b) not be subject to any offset by any other insurance carried by Owner or Operator, (c) contain a waiver by the insurer of any subrogation rights against Operator, (d) insure the interest of Operator, regardless of any breach or violation by the Owner or of any other person (other than is solely attributable to the gross negligence or willful misconduct of Operator) of any warranty, declaration or condition contained in such policies, (e) include a severability of interests endorsement providing that such policy shall operate in the same manner (except for the limits of coverage) as if there were a separate policy covering each insured and (f) not be subject to cancellation or material modification without at least 30 days’ written notice to Operator. Operator acknowledges that Owner does not maintain and is not required to maintain insurance against perils covered by “war risk” insurance, including acts of war, hijacking, nuclear detonation, strikes, sabotage, confiscation, and terrorism.

     17. Assignment, Sublease and Encumbrance. Owner shall have the right to assign this Agreement without notice or consent of the Operator. Notwithstanding the foregoing, Operator’s rights under this Agreement shall continue during the Term. Owner shall have the right to use the Aircraft when not in use by the Operator. Operator may not sublease, mortgage or pledge or otherwise encumber the Aircraft and shall pay all maintenance and repair costs so that no mechanic’s liens are placed or levied against the Aircraft. Owner may pledge or otherwise encumber the Aircraft as security for a loan to finance its purchase.

     18. Default and Breach. Owner may immediately terminate this Agreement upon the following occurrences:

            (a) Operator files a petition in bankruptcy or becomes insolvent;

            (b) Operator is involved in involuntary proceedings under the bankruptcy laws;

            (c) The rents and other sums due and payable remain unpaid for more than thirty (30) days after written notice to the Operator;

            (d) Operator fails to perform the terms and conditions of the Agreement after Operator has been notified of a deficiency; or

            (e) Operator attempts to assign or transfer its interest in the Aircraft to third persons.

     19. Repossession. In the event of any default as described in Section 18 above, Owner shall have the right to terminate this Agreement and retake immediate possession of the Aircraft. Owner’s remedies hereunder are cumulative and the Owner may exercise them as it chooses.

     20. General Provisions

            (a) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

            (b) Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

            (c) Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

            (d) Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally, by overnight courier or by telecopy; or three (3) days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

To Owner at:	Global Aviation Delaware LLC
5050 Koval Lane #C-105
Las Vegas, NV 89119
Attn: President
To Operator at:	MediCor Ltd.
4560 S. Decatur Blvd., Suite 300
Las Vegas, NV 89103
Attn: Chief Financial Officer

            No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.

            (e) Delaware Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the choice of law provisions of Delaware or any other jurisdiction.

            (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

            (g) Amendment. This Agreement may be amended only by a written agreement signed by all of the parties.

            (h) Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, that Operator may not assign any of its rights under this Agreement, and any such purported assignment shall be null, void and of no effect.

            (i) Attorneys’ Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including, without limitation, fees, disbursements and expenses of attorneys and costs of investigation).

            (j) Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

            (k) No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

            (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument.

            (m) Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal-and-agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.

            (n) Limitation of Damages. Each party waives any and all claims, rights and remedies against the other, whether express or implied, or arising by operation of law or in equity, for any punitive, exemplary, indirect, incidental or consequential damages whatsoever.

            (o) Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive the expiration or termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed effective as of the day and year first written above.

OWNER:	OPERATOR:
GLOBAL AVIATION DELAWARE LLC	MEDICOR LTD.
By:	By:
Name:	Name:
Title:	Title: